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     REVOCABLE PROXY                                               EXHIBIT 99.3
                               QUITMAN BANCORP, INC.
  This proxy is solicited on behalf of the Board of Directors of the Company.
        The undersigned, being a stockholder of Quitman Bancorp, Inc. (the "Company"), acknowledges receipt of the notice of the special meeting of stockholders of the Company to be held on February , 2002, and the within proxy statement, and appoints Melvin E. Plair and Peggy L. Forgione, and either of them, the attorneys of the undersigned, with power of substitution, for and in the name of the undersigned, to vote as proxies for the undersigned to the number of shares of Common Stock the undersigned would be entitled to vote if personally present at the special meeting of the Company, as stated, and at any adjournment and adjournments thereof, and to vote all shares of Common Stock held by the undersigned and entitled to be voted upon the following matter (The board of directors recommends a "For" vote on the item):

                        [_] FOR     [_] AGAINST    [_] ABSTAIN

     1. Approval of the Agreement and Plan of Merger, dated as of October 22, 2001, by and between Colony Bankcorp, Inc. and Quitman Bancorp, Inc.
     2. In their discretion, such proxies and attorneys are authorized to vote upon such other business as may come before the special meeting or any adjournment thereof.

        The shares covered by this proxy will be voted in accordance with the selection indicated. IF NO SELECTION IS MADE, THEY WILL BE VOTED IN FAVOR OF ITEM 1.
                 (Continued and to be signed on reverse side)